UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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LL&E Royalty Trust
(Name of Registrant as Specified in Its Charter)

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LL&E ROYALTY TRUST

NOTICE OF SPECIAL MEETING OF TRUST UNITHOLDERS

To Be Held May 31, 2013

April 23, 2013

To Unitholders of LL&E Royalty Trust:

A Special Meeting (the “Meeting”) of holders of units (“Units” and “Unitholders”) of LL&E Royalty Trust (the “Trust”), a trust created under the laws of the State of Texas and governed by the terms of a Trust Agreement dated as of June 28, 1983 (as amended to date, the “Trust Agreement”) between The Louisiana Land and Exploration Company and First City National Bank of Houston, as predecessor in interest to James E. Barlett, as trustee (the “Trustee”), will be held on May 31, 2013, at 10:00 a.m., Eastern Time, at 354 Indusco Ct., Troy, Michigan 48083. The Meeting is being called by the Trustee at the request of Shrikant Mehta, who is the holder of more than 10% of the outstanding Units. The Meeting is being held for the following purposes, and as more fully described in the accompanying proxy statement (the “Proxy Statement”) describing the business to be transacted at the Meeting:

1.
To remove James E. Barlett as trustee of LL&E Royalty Trust, and appoint Roger D. Parsons as successor trustee, all pursuant to Section 8.01 of the Trust Agreement of LL&E Royalty Trust dated June 1, 1983, as amended (“Proposal 1”);

2.
To amend Section 8.03 of the Trust Agreement removing the requirement that a trustee appointed pursuant to Section 8.03 shall be a national banking association domiciled in the United States which has a capital surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000.00) (“Proposal 2”);

3.
To amend Section 1 of Exhibit IV of the Trust Agreement relating to Trustee compensation to propose an increase in the minimum annual charge and include a fee escalator beginning on January 1, 2014 (“Proposal 3”);

4.
To amend Section 9.01(a) of the Trust Agreement to provide for the termination of the Trust, in the event net revenues of the Trust in any two successive years have decreased or are such that, in the sole opinion of the Trustee, the Trust is no longer economically viable; provided, however, that the Trustee shall not take into account decreased net revenues in any given year due to Force Majeure Events (“Proposal 4”);

5.
To amend Section 4.04 of the Trust Agreement relating to delivery of certain reports required to be provided by the Trustee pursuant to Section 4.04 to the Certificate Holders, to propose that in lieu of delivery of such reports by United States mail, the Trustee may deliver any such reports to the Certificate Holders through publication via filing with the Securities and Exchange Commission, Internet notification or through other electronic means (“Proposal 5”);

6.
To amend Section 9.02 of the Trust Agreement to provide that the Trustee may sell for cash, in connection with a plan to terminate the Trust, in one or more sales, all the assets held in the Trust (“Proposal 6”); and

7.
To amend Section 6.12 of the Trust Agreement to provide that the Trustee is authorized to borrow such amounts necessary to prosecute or defend any action by or against the Trust as the Trustee deems advisable  and to reimburse any Unitholder for any legal expenses or costs advanced by the Unitholder which were expended for the benefit of the Trust (“Proposal 7” and together with Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6, the “Proposals”);

The Trustee makes no recommendation to Unitholders regarding the Proposals.

The close of business on April 30, 2013 (the “Record Date”) has been fixed as the record date for the determination of Unitholders entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Units of the Trust at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting.

The proxy is being solicited by the Trustee. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Trust has elected to provide access to its proxy materials via the Internet.  Accordingly, the Trust sent a Notice of Internet Availability of Proxy Materials (“Notice”) to the Trust’s Unitholders as of the Record Date on or about April 30, 2013 containing instructions on how to access this Proxy Statement and vote online and made the proxy materials available to the Unitholders of the Trust over the Internet.  All Unitholders will have the ability to access the Proxy Statement on the website referred to in the Notice or request to receive a printed set of the proxy materials.   Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  Whether or not you plan to attend the Meeting, Unitholders are encouraged to take advantage of the availability of the proxy materials on the Internet, by telephone or requesting a printed set of the proxy materials as described in the Notice.

All Unitholders are cordially invited to attend the Meeting in person.  You are encouraged to vote via the Internet or by telephone.  You also have the option of voting by completing, signing, dating and returning the proxy card, should you request one as set forth in the Notice.  Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Meeting

Very truly yours,

James E. Barlett

Trustee of LL&E Royalty Trust

LL&E ROYALTY TRUST

James E. Barlett, Trustee

5082 East Hampden Avenue, Suite 148

Denver, Colorado 80222

PROXY STATEMENT

INTRODUCTION AND VOTING MATTERS

James E. Barlett (the “Trustee”), as trustee of LL&E Royalty Trust (the “Trust”), requests your proxy for use at the Special Meeting (the “Meeting”) of holders of Units of the Trust to be held on May 31, 2013, at 10:00 a.m. Eastern Time, at 354 Indusco Ct., Troy, Michigan 48083, and at any adjournment or postponement thereof. By submitting the proxy, you authorize the persons named in the proxy to represent you and to vote your Units at the Meeting.

The Trust has made Proxy Statement available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Trust’s solicitation of proxies for use at the Meeting.  This Proxy Statement was first sent or made available to Unitholders on or about April 30, 2013. You are invited to attend the Meeting and are requested to vote on the Proposals described in this Proxy Statement.

This solicitation of proxies is made by the Trustee. The Meeting has been called at the request of Mr. Shrikant Mehta, who is the holder of more than 10% of the outstanding units.  As the Unitholder requesting the Meeting, Mr. Shrikant Mehta has agreed to pay the reasonable and necessary costs of the solicitation.

The Trustee has fixed the close of business on April 30, 2013 (the “Record Date”) as the record date for the determination of Unitholders entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof. The outstanding voting securities of the Trust as of the Record Date consisted of 18,991,304 Units, with each Unit entitled to one vote. All properly executed and timely received proxies will be voted in accordance with the instructions marked thereon or otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies will be voted FOR the Proposals.

Any Unitholder may revoke a proxy at any time prior to its exercise by delivering written notice to Naimish Patel, Ancillary Trustee at 354 Indusco Ct., Troy, Michigan 48083, or by signing and delivering another proxy of a later date or by personally voting at the Meeting.

A quorum at the Meeting will consist of the presence, in person or by proxy, of holders of a majority of the Units issued and outstanding on the Record Date. In the event a quorum is not present, the holders of a majority of the Units who are present or represented by proxy at the Meeting will have the power to adjourn the Meeting from time to time without notice, other than an announcement at the Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Meeting had a quorum originally been present. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each Unitholder of record entitled to vote at the adjourned meeting. No matter may be acted upon at the Meeting other than the matter described in the Notice of Special Meeting accompanying this Proxy Statement.

Abstentions and broker non-votes will count in determining if a quorum is present at the Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on the Proposals and has not received voting instructions with respect to the Proposals. Brokers and other nominees do not have discretion to vote on the Proposals without your instruction. If you do not instruct your broker how to vote on the Proposals, your broker may deliver a non-vote on the Proposals, which will have the effect of a vote against the Proposals.

The affirmative vote of a majority of the Units issued and outstanding on the Record Date will be required to approve each of the Proposals. Consequently, abstentions and broker non-votes will have the effect of votes against each of the Proposals.

The Trustee makes no recommendation to Unitholders regarding the Proposals.

If you are a Unitholder of record of the Trust’s Units there are four ways to vote:

●	In person. If you are a Unitholder of record, you may vote in person at the Meeting. You will receive a ballot when you arrive.

●	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of Units held in street name, there are four ways to vote:

●
In person. If you are a beneficial owner of Units held in street name and you wish to vote in person at the Meeting, you must obtain a legal proxy from the organization that holds your Units. Please contact that organization for instructions regarding obtaining a legal proxy.

●	Via the Internet. You may vote by proxy via the Internet by visiting https://www.iproxydirect.com/LRTR and entering the control number found in the Notice.

●	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

●	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

If Proposal 1 is approved, Mr. Parsons would immediately become the successor trustee of the Trust, and would serve under the Trust Agreement.

Background

The Trust was created under the laws of the State of Texas on June 28, 1983 pursuant to a Trust Agreement (the “Trust Agreement”) between The Louisiana Land and Exploration Company and First City National Bank of Houston.  The Bank of New York Mellon Trust Company, N.A. served as Trustee from October 2, 2006 until November 10, 2011 when the Unitholders, through a Special Meeting voted to remove Bank of New York Mellon Trust Company, N.A. and appoint James E. Barlett as successor trustee.  James E. Barlett has served in this capacity since November 10, 2011.  The Trustee’s offices are located at 5082 East Hampden Avenue, Suite 148, Denver, Colorado 80222, and its telephone number is (303) 789-5959.  The Trust Units are traded in the over the counter market under the symbol “LRTR.”

Section 5.02 of the Trust Agreement requires the Trustee to call a meeting of the Unitholders under certain circumstances at the request of Unitholders holding at least ten percent (10%) of the Units.  Pursuant to section Section 5.02, Mr. Shrikant Mehta, who is the holder of more than 10% of the outstanding Units, has requested that the Trustee call the Meeting and offers Proposals 1, 2 and 3 to Unitholders.  Mr. Jeffrey R. Beckett, who is also a holder of more than 10% of the outstanding Units, offers Proposals 4, 5, 6 and 7 to the Unitholders.

PROPOSAL 1 —  TO REMOVE JAMES E. BARLETT AS TRUSTEE OF LL&E ROYALTY TRUST AND APPOINT ROGER D. PARSONS AS SUCCESSOR TRUSTEE

Section 8.01 of the Trust Agreement provides that the Trustee may be removed at a duly called meeting by the affirmative vote of the holders of a majority of the Units; provided that no such removal shall be effective unless a successor trustee is appointed at such meeting by such Unitholders.

Mr. Mehta has proposed that the Unitholders remove James E. Barlett as Trustee of the Trust and appoint Roger D. Parsons as successor trustee in accordance with section 8.01 of the Trust Agreement.  Mr. Parsons has agreed to serve as successor trustee if approved by the Unitholders.  If appointed by the Unitholders at the Meeting, Mr. Parsons would serve as trustee of the Trust under the terms of the Trust Agreement.

Information regarding Mr. Roger D. Parsons

Mr. Mehta has proposed Mr. Parsons as successor trustee.  Mr. Mehta has informed the Trustee that Mr. Parsons currently serves, and has done so for at least the last five years, as General Counsel of Combine International, Inc., a wholesale manufacturer of fine and fashion jewelry which sells to retail and mass merchants nationally.  Mr. Parsons earned a BBA in Accounting and Finance from Detroit College of Business, and a Juris Doctorate Degree from Michigan State Law.  Mr. Parsons is an attorney licensed to practice law in the state of Michigan and is an active member in State Bar of Michigan.  Mr. Parsons is an individual, and is not an institutional trustee.  Mr. Parsons has not previously served as trustee for a publicly traded trust and has not previously served as a fiduciary in any other engagement similar in nature to the Trust.   Mr. Parsons has delivered a written consent to serve as successor trustee if appointed by the Unitholders.

Relationship between Mr. Mehta and Mr. Parsons

Mr. Mehta has recommended the appointment of Mr. Parsons and has demanded a meeting of Unitholders to vote on Proposal 1 to appoint Mr. Parsons.  Mr. Mehta is the founder and owner of Combine International, Inc., the company to which Mr. Parsons serves as General Counsel.  Mr. Mehta has further informed the Trustee that it is Mr. Parson’s extensive knowledge and expertise in the area of law and finance that led Mr. Mehta to propose Mr. Parsons as a potential successor trustee.

Trustee’s Rights under the Trust Agreement

Assuming Proposal 1 is approved, Mr. Barlett, as former trustee of the Trust, will continue to have the indemnification, reimbursement and other rights provided to a trustee under the Trust Agreement.

PROPOSAL 2 —  TO AMEND SECTION 8.03 OF THE TRUST AGREEMENT

Amendment to Section 8.03

Mr. Mehta has proposed that Section 8.03 of the Trust Agreement be amended (the “Amendment”) to remove the requirement that a trustee appointed pursuant to Section 8.03 shall be a national banking association domiciled in the United States which has a capital surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000.00).  Annex A provides the full text of Section 8.03, marked to show the Amendment.  Unitholders should review Annex A in deciding how to vote on Proposal 2.  Mr. Mehta has recommended the Amendment to be effective as of June 28, 1983 and demanded a meeting of Unitholders to vote on Proposal 2.

Mr. Mehta believes the Amendment would allow for a more efficient transition of management of the Trust in the event the trustee resigns and seeks to appoint a qualified individual as his or her successor trustee.

PROPOSAL 3 —  TO AMEND EXHIBIT IV OF THE TRUST AGREEMENT

Amendment to Exhibit IV

Mr. Mehta has proposed that Section 1 of Exhibit IV of the Trust Agreement be amended (the “Exhibit IV Amendment”) to increase the minimum annual charge the Trustee is entitled to charge for its services in connection with administering the Trust and beginning January 1, 2014 to provide a fee escalation, to be adjusted annually, based upon the Producers Price Index as published by the Department of Labor, Bureau of Labor Statistics.  This fee escalation is consistent with the fee the transfer agent is entitled to receive as set forth in Paragraph B of Section 2 of Exhibit IV of the Trust Agreement.  Annex B provides the full text of Section 1 of Exhibit IV, marked to show the Exhibit IV Amendment.  Unitholders should review Annex B in deciding how to vote on Proposal 3.

Mr. Mehta believes that the Exhibit IV Amendment is necessary in order to aid in attracting and retaining qualified persons or entities to serve as trustee in the future.  Mr. Mehta has recommended the Exhibit IV Amendment to be effective June 28, 1983 and demanded a meeting of Unitholders to vote on Proposal 3.

PROPOSAL 4 —  TO AMEND SECTION 9.01(a) OF THE TRUST AGREEMENT

Amendment to Section 9.01(a)

Mr. Jeffrey R. Beckett has proposed that Section 9.01(a) of the Trust Agreement be amended (the “Section 9.01(a) Amendment”) to provide the trustee sole discretion to terminate the Trust in the event net revenues, in any two successive years, decrease and/or are such that in the Trustee’s sole determination, the Trust is no longer economically viable; provided, however, such right to terminate the Trust shall not apply in the event net revenues have decreased due to natural disasters or other certain events outside of the control of the Trust.   Annex C provides the full text of Section 9.01(a), marked to show the Section 9.01(a) Amendment.  Unitholders should review Annex C in deciding how to vote on Proposal 4.

Currently, Section 9.01(a) of the Trust Agreement provides that the Trust shall terminate at such time as its net revenue for each f two successive years are less than $5,000,000 per year.  Mr. Beckett believes the Section 9.01(a) Amendment is necessary to provide greater flexibility for the Trustee to maximize value to the Unitholders in the event the Trustee deems it in the best interest of the Trust and the Unitholders for the Trust to stay in existence despite the fact that net revenues in any two successive years are less than $5,000,000 per year.  The Section 9.01(a) Amendment gives the Trustee the authority to examine the facts and circumstances impacting the Trust’s net revenues and whether or not it is in the best interest of the Unitholders to terminate the Trust.  Mr. Beckett has recommended the Section 9.01(a) Amendment to be effective June 28, 1983 and requested the Unitholders vote on Proposal 4.

PROPOSAL 5 —  TO AMEND SECTION 4.04 OF THE TRUST AGREEMENT

Amendment to Section 4.04

Mr. Jeffrey R. Beckett has proposed that Section 4.04 of the Trust Agreement be amended (the “Section 4.04 Amendment”) to allow the Trustee to deliver all reports required under Section 4.04 to be produced by the Trustee to the Certificate Holders through publication via filing with the Securities and Exchange Commission, Internet notification or through other electronic means.  Annex D provides the full text of Section 4.04, marked to show the Section 4.04 Amendment.  Unitholders should review Annex B in deciding how to vote on Proposal 5.

Mr. Beckett believes the Section 4.04 Amendment will reduce unnecessary costs and expenses of the Trust and reduce potential administrative burdens on the Trustee to deliver the reports required by Section 4.04.  Further, Mr. Beckett believes the Section 4.04 Amendment will allow for a more efficient management of the Trust and conserve the Trust Estate.  Mr. Beckett has recommended the Section 4.04 Amendment to be effective June 28, 1983 and requested the Unitholders vote on Proposal 5.

PROPOSAL 6 —  TO AMEND SECTION 9.02 OF THE TRUST AGREEMENT

Amendment to Section 9.02

Mr. Jeffrey R. Beckett has proposed that Section 9.02 of the Trust Agreement be amended (the “Section 9.02 Amendment”) to allow for the Trustee, in connection with a plan to terminate the Trust, to sell for cash, in one or more sales, all the assets then held in the Trust Estate. Annex E provides the full text of Section 9.02, marked to show the Section 9.02 Amendment. Unitholders should review Annex E in deciding how to vote on Proposal 6.

The existing language in Section 9.02 of the Trust Agreement allows for the Trustee to sell for cash upon termination of the Trust, in one or more sales, all the assets held in the Trust Estate. Mr. Beckett believes the additional language proposed in Section 9.02 will provide the Trustee more flexibility to monetize the Trust Estate in an orderly and efficient manner without having to first terminate the Trust prior to any such liquidation. Further, Mr. Beckett believes the Section 9.02 Amendment will provide for a more efficient management of the Trust in the event a plan to terminate the Trust is in effect. Mr. Beckett has recommended the Section 9.02 Amendment to be effective June 28, 1983 and requested the Unitholders vote on Proposal 6.

PROPOSAL 7 —  TO AMEND SECTION 6.12 OF THE TRUST AGREEMENT

Amendment to Section 6.12

Mr. Jeffrey R. Beckett has proposed that Section 6.12 of the Trust Agreement be amended (the “Section 6.12 Amendment”) to provide that the Trustee be authorized to borrow such amounts necessary to prosecute or defend any action by or against the Trust as the Trustee deems advisable, and to reimburse any Unitholder for any legal expenses or costs advanced by the Unitholder which were expended for the benefit of the Trust.  Annex F provides the full text of Section 6.12, marked to show the Section 6.12 Amendment.  Unitholders should review Annex F in deciding how to vote on Proposal 7.

Section 6.12 of the Trust Agreement allows the Trustee to maintain and defend, and to settle by arbitration or otherwise, in the Trust’s name any claim or controversy by or against the Trust.  Mr. Beckett believes the additional language proposed in Section 6.12 will provide the Trust additional flexibility and a greater ability to maintain and defend any such claims or controversies by allowing the Trust to borrow funds as it deems advisable in order to finance such legal actions or reimburse any Unitholder who has advanced funds on behalf of the Trust for legal expenses or costs expended for the benefit of the Trust.  Mr. Beckett has recommended the Section 6.12 Amendment to be effective June 28, 1983 and requested the Unitholders vote on Proposal 7.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Based solely on filings made with the SEC, the following persons were beneficial owners of more than 5% of the outstanding Units as of the Record Date:

Name	Number of Units	Percentage of Class

Jeffrey R. Beckett	3,976,032	20.9%
380 North Old Woodward Ave Suite 300 Birmingham, Michigan 48009

Shrikant Mehta	3,360,000	17.7%
354 Indusco Court Troy, Michigan 48083

Barry T. Brooks	1,298,813	6.8%
1628 East Main St. Springfield, OH, 45503

Trellus Management Company, LLC	1,119,000	5.9%
350 Madison Avenue, 9th Floor New York, New York 10017

The Trust has no officers or directors or persons performing similar functions. Except as described herein, the Trustee knows of no arrangements, including the pledge of Trust Units, the operation of which may at a subsequent date result in a change in control of the Trust.

Trustee’s Belief Regarding the Voting Intentions of Messrs. Mehta and Beckett

The Trustee is of the understanding that Mr. Jeffrey R. Beckett, who is the beneficial owner of 3,976,032 Trust Units (approximately 20.9% of the outstanding Units) intends to vote in favor of the Proposals.   The Trustee also understands that Mr. Mehta intends to vote in favor of the Proposals.  Mr. Mehta is the beneficial owner of 3,360,000 Units, or approximately 17.7% of the outstanding Units.

Together, Mr. Mehta and Mr. Beckett are the beneficial owners of 7,336,032 Trust Units, or approximately 38.6% of the outstanding Units.

No Recommendation of Trustee

The sole purpose of the Meeting is to vote on the Proposals.  Consequently, Mr. Barlett, as Trustee, makes no recommendation to Unitholders on the matters to be voted upon at the Meeting.

Arrangements with Trustee

Except for Mr. Mehta’s agreement to pay the reasonable and necessary costs of the Meeting, and the Trustee’s agreements to solicit proxies in order to facilitate voting by the Unitholders and to not oppose the Proposals, there is no arrangement or agreement between Mr. Mehta and the Trustee regarding any matter in connection with the Trustee’s calling of the Meeting.

Except as described above, there is no arrangement or agreement between the Trustee and any person relating to the Trustee’s calling of the Meeting.

Vote Required

Approval of the Proposals will each require the affirmative vote of a majority of the outstanding Units.  Abstentions and broker non-votes will have the effect of votes against the Proposals.

Under the Trust Agreement, no matters may be acted upon at the Meeting other than the matters described in the Notice of Special Meeting accompanying this Proxy Statement.

OTHER INFORMATION

Costs of Proxy Solicitation

As the Unitholder requesting the Meeting, Mr. Mehta has agreed to pay the costs of the meeting  and solicitation of the proxies, including the costs of printing and mailing these proxy materials to the Unitholders and of forwarding materials to beneficial holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended requires persons who beneficially own more than 10% of the Trust’s Units (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file.  To the Trustee’s knowledge no Reporting Persons have complied with the applicable reporting requirements of Section 16(a).

Deadline for Receipt of Unitholder Proposals

The Trust does not hold annual meetings of Unitholders. Accordingly, the Trust does not publish a date by which Unitholders must make proposals for inclusion in an annual meeting.  The Trustee may call meetings of Unitholders pursuant to the terms of the Trust Agreement to approve any appropriate matter, and is required to do so under certain circumstances if so requested by the holders of at least 10% of the Units.

Where You Can Find More Information

The Trust files annual, quarterly and periodic reports and other information with the SEC. The Trust’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document the Trust files at the SEC’s public reference room at 100 F Street, NE Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Trust will provide copies of the reports and other information filed with the SEC to any Unitholder, at the actual cost of reproduction, upon written request to the Trustee, James E. Barlett, 5082 East Hampden Avenue, Suite 148, Denver, Colorado 80222.

JAMES E. BARLETT
Trustee of LL&E Royalty Trust

ANNEX A

Amendment

8.03 Appointment of Successor Trustee.  In the event the Trustee has given notice of its intention to resign, a successor Trustee shall be appointed by the resigning Trustee within sixty (60) days of the Resignation Notice Date.  Notice of the appointment of a successor Trustee shall be given by the resigning Trustee (within ten (10) days of the appointment of the successor Trustee) to each Certificate Holder on the Resignation Notice Date at each Certificate Holder’s last address on the records of the Trustee.  In the event that a successor Trustee has not been appointed within sixty (60) days after the Resignation Notice Date or the occurrence of a vacancy in the position of Trustee a successor Trustee may be appointed by any state or United States district court having jurisdiction to make such appointment, upon the application of any Certificate Holder (and if no Certificate Holder has so applied within seventy-five (75) days after the Resignation Notice Date or occurrence of a vacancy, then the Trustee will so apply prior to the eighty-fifth (85th) such day), and in the event any such application is filed, such court may appoint a temporary successor Trustee at any time after any such application is filed with it which shall, pending the final appointment of a successor Trustee, have such powers and duties as the court appointing such temporary Trustee shall provide in its order of appointment, provided that such temporary Trustee shall have no greater power and authority with respect to any matter than the power and authority granted to the Trustee with respect to such matter pursuant to the provisions of this Trust Agreement.  In the event such court shall deem it necessary, the court may appoint such temporary successor trustee or successor Trustee on such terms as to compensation as the Court shall deem necessary and reasonable notwithstanding any provision herein to the contrary.  ~~A Trustee appointed under the provisions of this Section shall be a national banking association domiciled in the United States which has capital, surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000).~~

ANNEX B

Exhibit IV

COMPENSATION FOR SERVICES OF TRUSTEE

1.	Administrative. An annual administrative fee equal to:

1/10 of 1% of first $5 million annual net revenues

1/12 of 1% of the next $5 million annual net revenues

1/15 of 1% of all annual net revenues in excess of $10 million annual net revenues subject to a minimum annual charge of ~~$15,000~~ $100,000; provided, however the minimum annual charge is subject to escalation based upon the Producers Price Index as published by the Department of Labor, Bureau of Labor Statistics and such charge will be adjusted annually beginning on January 1, 2014 by the percentage change in this index.  This charge includes all administrative services including collection of monthly income, maintenance of cash reserves, if any, preparation and delivery of periodic reports and other duties of the Trustee as described in the Trust Agreement.

ANNEX C

Section 9.01(a) Amendment

TERM OF TRUST AND FINAL DISTRIBUTION

9.01           Termination.  The Trust shall terminate upon the first to occur of the following events or times unless sooner terminated according to law:

(a) at such time as its net revenues for each of two successive years ~~less than $5,000,000 per year (calculated for purposes of this Section as if the Trust had received its pro rata portion of any amounts being withheld by the Working Interest Owners or the Partnership under escrow arrangements or to make refund payments pursuant to the Conveyance)~~ has declined to or are, in the sole opinion of the Trustee, less than an amount necessary to make the Trust economically viable; provided however that this Section 9.01(a) shall not apply to any years in which the Trust has decreased net revenues by reason of a Force Majeure Event.  For purposes of this Trust Agreement, a Force Majeure Event shall mean an event that is beyond the reasonable control of the Trust or Trustee, including any acts of God, wars, blockades, riots, epidemics, lightning, earthquakes, hurricanes, fires, storms, floods, high water washouts, inclement weather which necessitates extraordinary measures and expense to maintain operations, compliance with any laws, orders, rules, regulations, acts or restraints of a governmental entity, explosions, breakage or accident to machinery or lines of pipe, freezing or the inability to obtain or delays in obtaining materials, third party services or labor or necessary easements or rights of way or the inability to obtain or maintain any required permit or license.

ANNEX D

Section 4.04 Amendment

REPORTS TO CERTIFICATE HOLDERS

4.04           Reports to Certificate Holders.  Promptly after receipt of the information required from the owner or owners of working interests out of which the Royalties are carved or other payors of the Royalties (the “Working Interest Owners”) and the Partnership, and, if practicable, no later than ninety (90) days after the end of the Trust’s previous fiscal year, the Trustee shall prepare and mail to each Person who was a Certificate Holder on any Monthly Record Date during the calendar year ended the previous December 31 (and if there was income or expense in the period commencing on the day after the previous December’s Monthly Record Date and ending on such December 31, to all Certificate Holders of record on the Monthly Record Date for the January following such December 31), a report showing in reasonable detail on a cash basis the receipts and disbursements and income and expenses of the Trust for federal and state tax purposes for each Monthly Period (or portion thereof) during the fiscal year and containing sufficient information as may, in the opinion of counsel, be advisable to enable Certificate Holders to calculate any depletion deduction which may be available to them for such fiscal year.  In the event that the Trust is required to treat income or expense as having been realized on a date other than a Monthly Record Date during the fiscal year, the report shall so indicate and describe the manner by which a cash basis taxpayer Certificate Holder holding a Certificate for less than the entire Monthly Period can calculate his share of such income and expenses.

Promptly after receipt of the information required from the Working Interest Owners and the Partnership and, if practicable, no more than sixty (60) days following the end of each of the first three calendar quarters, the Trustee shall prepare and mail to each Person who was a Certificate Holder on the last Monthly Record Date for such quarter a report showing for the quarter (1) distributions of the Trust, (2) revenues of the Trust on a cash basis, (3) production attributable to the Trust from the Properties, (4) the amount of any abandonment losses attributable to the Trust from the Properties and (5) when Properties not proven upon creation of the Trust became proven for purposes of determining the availability of percentage depletion.

Promptly after receipt of the information required from the Working Interest Owners and the Partnership and, if practicable, no more than one hundred twenty (120) days following the end of each fiscal year of the Trust (or at such earlier time as may be required by any securities exchange on which Units are listed), the Trustee shall prepare and mail to each Person who was a Certificate Holder on the Monthly Record Date immediately preceding the distribution of such report an annual report containing the following information:

(a)           financial statements audited by a nationally recognized firm of independent public accountants (the “Independent Accountants”) selected by the Trustee;

(b)           a letter, dated within one hundred twenty (120) days following the end of the year, of a nationally recognized firm or firms of independent public accountants (which may be the Independent Accountants and which may be independent auditors retained to audit the books and records of the Working Interest Owners) (i) stating whether or not, based on procedures performed in accordance with generally accepted auditing standards, anything has come to the attention of such firm which had led it to believe that, as of the date of such letter, the Working Interest Owners have not complied in all material respects with the terms and provisions of the Conveyance and (ii) if applicable, describing any material noncompliance; and

(c)           an annual reserve report with information suitable for inclusion in filings with the Securities and Exchange Commission as described in the Conveyance.

In addition, the Trustee shall prepare and mail to Certificate Holders any reports or statements, financial or otherwise, required to be provided by the Trustee to Certificate Holders by law or governmental regulation or the requirements of any stock exchange on which the Units are listed.

Nothing herein shall be considered as imposing a duty on the Trustee to secure, file or disseminate information to which it is not expressly afforded access under the terms of this Trust Agreement or the Conveyance or in any event is unable to obtain with reasonable effort and expense.

In addition to providing the reports referenced herein by U.S. mail to the Certificate Holders, Trustee may provide such reports to the Certificate Holders through publication via filing with the Securities and Exchange Commission, Internet notification or announcement to the Certificate Holders through electronic means.

ANNEX E

Section 9.02 Amendment

DISPOSITION AND DISTRIBUTION OF ASSETS UPON TERMINATION

9.02           Disposition and Distribution of Assets Upon Termination.  Upon termination of the Trust, or in connection with a plan to terminate the Trust, the Trustee shall sell for cash (unless by the affirmative vote at a meeting duly called and held in accordance with Article V hereof of the Record Date Certificate Holders holding Certificates representing a majority of the Units, the owners of Units approve the sale for a specified non-cash consideration consisting of personal property, including marketable securities, in which event the Trustee may, but shall not be required to, attempt to consummate such non-cash sale) in one or more sales all the assets other than cash then held in the Trust Estate.  Any such sale shall be upon such terms as the Trustee, in its sole discretion, deems to be in the best interests of owners of Units.  The Trustee shall as promptly as practicable distribute the proceeds of any such sales and any other cash in the Trust Estate in proportion to the Units held by each such Certificate Holder, after paying, satisfying and discharging all of the existing liabilities of the Trust including fees of the Trustee, or, if necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate to provide for payment of contingent liabilities.  In the event that any asset which the Trustee is required to sell is not sold by the Trustee within three (3) years after the event causing termination of the Trust, the Trustee shall cause such property to be sold at public auction to the highest cash bidder (which may be any of the Working Interest Owners).  Notice of such sale by auction shall be mailed at least thirty (30) days prior to such sale to each Certificate Holder’s last address as it appears on the books of the Trustee.  Except as provided above with respect to a non-cash sale, the Trustee shall not be required to obtain approval of the owners of Units prior to selling assets pursuant to this Section 9.02.  Upon making final distribution to the Certificate Holders, the Trustee shall be under no further liability except as provided in Sections 7.01 and 7.02 hereof.  For the purposes of liquidating and winding up the affairs of the Trust at its termination, the Trustee shall continue to act as Trustee and may exercise such power until its duties have been fully performed and the Trust Estate has been finally distributed.

ANNEX F

Section 6.12 Amendment

SETTLEMENT OF CLAIMS

6.12           Settlement of Claims.  The Trustee is authorized to maintain and defend, and to settle by arbitration or otherwise, in the Trust’s name any claim or controversy by or against the Trust, the Trustee or the Trust Estate and to waive or release rights of any kind and to pay or satisfy any debt, tax or claim upon any evidence by it deemed sufficient, without the joinder or consent of any Certificate Holder or owner of a Unit, so long as such actions are, in the judgment of the Trustee, necessary and appropriate for the protection and conservation of the Royalties, the Trust Partnership Interest or any other assets held in the Trust Estate.  The Trustee is specifically authorized to borrow such sum or sums necessary to prosecute or defend any action by or against the Trust on such terms and conditions as the Trustee deems advisable without regard to the limitations contained on borrowing in any other provision of this Trust.  The Trustee is further authorized to reimburse any Unitholder for any legal expenses or costs advanced by the Unitholder which are expended or were expended for the benefit of the Trust or its Unitholders whether said legal fees and costs were incurred in an action commenced by the Unitholder for the Unitholder or in the name of the Trust by the Unitholder.

LL&E ROYALTY TRUST THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEE SPECIAL MEETING OF UNITHOLDERS – MAY 31, 2013 AT 10:00 AM EASTERN TIME

CONTROL ID:
REQUEST ID:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/LRTR
PHONE:	Call toll free 1-866-752-VOTE (8683)

SPECIAL MEETING OF THE UNIT HOLDERS OF LL&E ROYALTY TRUST			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE TRUSTEE
Proposal 1		à	FOR	AGAINST	ABSTAIN

To remove James E. Barlett as trustee of LL&E Royalty Trust, and appoint Mr. Roger D. Parsons, as successor trustee, all pursuant to Section 8.01 of the Trust Agreement of LL&E Royalty Trust dated June 1, 1983, as amended.
			☐	☐	☐

Proposal 2		à	FOR	AGAINST	ABSTAIN	CONTROL ID:

To amend Section 8.03 of the Trust Agreement removing the requirement that a trustee appointed pursuant to Section 8.03 shall be a national banking association domiciled in the United States which has a capital surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000.00).
			☐	☐	☐	REQUEST ID:

Proposal 3		à	FOR	AGAINST	ABSTAIN
	To amend Section 1 of Exhibit IV of the Trust Agreement relating to Trustee compensation to propose an increase in the minimum annual charge and include a fee escalator beginning January 1, 2014.		☐	☐	☐

Proposal 4		à	FOR	AGAINST	ABSTAIN

To amend Section 9.01(a) of the Trust Agreement to provide for the termination of the Trust, in the event net revenues of the Trust in any two successive years have decreased or are such that, in the sole opinion of the Trustee, the Trust is no longer economically viable; provided, however, that the Trustee shall not take into account decreased net revenues in any given year due to Force Majeure Events.
			☐	☐	☐

Proposal 5		à	FOR	AGAINST	ABSTAIN

To amend Section 4.04 of the Trust Agreement relating to delivery of certain reports required to be distributed pursuant to Section 4.04 to the Certificate Holders to propose that in lieu of delivery by United States mail, the Trustee may deliver any such reports to the Certificate Holders through publication via filing with the Securities and Exchange Commission, Internet notification or through other electronic means.
			☐	☐	☐

Proposal 6		à	FOR	AGAINST	ABSTAIN
	To amend Section 9.02 of the Trust Agreement to provide that the Trustee may sell for cash in connection with a plan to terminate the Trust, in one or more sales, all the assets held in the Trust.		☐	☐	☐

Proposal 7		à	FOR	AGAINST	ABSTAIN

To amend Section 6.12 of the Trust Agreement to provide that  the Trustee is authorized to borrow such amounts necessary to prosecute or defend any action by or against the Trust as the Trustee deems advisable  and to reimburse any Unitholder for any legal expenses or costs advanced by the Unitholder which were expended for the benefit of the Trust.
			☐	☐	☐

MARK HERE FOR ADDRESS CHANGE ☐

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Unitholders to be May 31, 2013, and the related Proxy Statement, and appoints Naimish Patel, as Ancillary Trustee, (or his duly appointed agent)] as his or her true and lawful agent and proxy, with full power of substitution and resubstitution in each, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote all Units of LL&E Royalty Trust that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, on the record date for the Special Meeting, at the Special Meeting of Unitholders of LL&E Royalty Trust to be held at 354 Indusco Ct., Troy, Michigan 48083, on May 31, 2013 at 10:00   a.m., Eastern Time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
Proposals 1, 2 and 3 to be voted on at the Special Meeting are made by Mr. Shrikant Mehta, who is a Unitholder in LL&E Royalty Trust. Proposals 4, 5, 6 and 7 to be voted on at the Special Meeting are made by Mr. Jeffrey R. Beckett, who is also a Unitholder in LL&E Royalty Trust.

Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional Unitholder votes.]
New Address (if applicable): ________________________ ________________________ ________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)
Dated: ________________________, 2013